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                                                                Exhibit 11.1

                                    OAKLEY, INC.

                      COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                             Three Months Ended
                                                              March 31, 1997
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    Common Shares and common share equivalents:

    Number of shares outstanding at beginning of period            70,960

    Weighted average shares issuable upon the exercise of
       common stock options net of shares assumed to be
       repurchased from proceeds obtained therefrom                       13

    Weighted average purchase of common shares                       (304)
                                                            -------------------

    Weighted average common and common equivalent
    shares at end of period                                        70,669
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    Net income for primary net income per share                    $  550

    Net income per common and common equivalent shares            $  0.01
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